Exhibit 99.1

               OMI Corporation to Explore Strategic Alternatives

     STAMFORD, Conn.--(BUSINESS WIRE)--March 16, 2007--OMI Corporation (NYSE:OMM) announced today that its Board of Directors has decided to evaluate a range of strategic alternatives to further enhance shareholder value. These alternatives may include, but are not limited to, continued execution of the Company's operating plan, sale or merger of the Company or other strategic transactions. The Company has retained Perella Weinberg Partners and Fearnley Fonds ASA as financial advisors in the evaluation process.

     The Company noted that there can be no assurance that the exploration of strategic alternatives will result in any transaction. The Company does not intend to disclose developments with respect to this process unless and until the review of strategic alternatives has been completed.

     OMI Corporation is a major international owner and operator of tankers. Its fleet aggregates approximately 3.5 million deadweight tons and comprises 13 Suezmax tankers (7 of which it owns and 6 of which are chartered-in) and 32 product carriers (of which it owns 28 and charters-in 4). In addition, the Company has 2 product carriers under construction, which will be delivered in 2009.


     CONTACT: OMI Corporation
              Merete Serck-Hanssen, 203-602-6773